Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-3 of our report dated March 10, 2021, except as it relates to Notes 2 and 15 as to which the date is May 11, 2021, with respect to our audits of the consolidated financial statements of Hall of Fame Resort & Entertainment Company as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in the Annual Report on Form 10-K, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, of Hall of Fame Resort & Entertainment Company for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 1, 2021